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                                                                EXHIBIT 10.12

[Logo]



October 15, 1996

Mr. Jeff Shell
c/o Mr. Jason Sloane
Hansen, Jacobson, Teller & Hoberman
450 N. Roxbury Dr., 8th Floor
Beverly Hills, CA 90210-4222

Re: SIDELETTER/EMPLOYMENT AGREEMENT

Dear Mr. Shell:

Enclosed you will find two revised copies of the Employment Agreement between you and Liberty/Fox U.S. Sports LLC for your review and signature. Please sign each Agreement and return all copies for final execution. A fully executed Agreement will be returned to you for your files.

In addition to the terms of the Agreement set forth in the attached, there are a number of items not specifically addressed which will be described herein and which will apply to your employment.

1. You shall participate in the Company's bonus program in the same manner as Senior Vice Presidents. Due to the limited history of the Company, the Company agrees that any bonus payment will be calculated comparable to the current Fox program. Payment of any bonus is entirely at the discretion of the Company.

2. If the Company offers a stock appreciation plan or other equity appreciation plans, you shall be entitled to the benefit in the same manner as other Senior Vice Presidents.

Mr. Jeff Shell
Los Angeles, CA
Page 2

3. The Company agrees to pay you $3,000, less normal deductions, upon the execution of your Agreement. You will be eligible to participate in all such plans to the same extent as comparable executives and any other plans in which Senior Vice Presidents participate. Should the underlying policies which address these areas change in a manner which affects other Senior Vice Presidents of the Company, you will be similarly affected.

Sincerely,

LIBERTY/FOX U.S. SPORTS LLC

By:   /s/ Lawrence Jacobson 10/21/96
    -----------------------------------
     LAWRENCE JACOBSON
     Executive Vice President
     Chief Financial Officer

Jeff Shell
Los Angeles, CA

Dear Mr. Shell:

This letter, when executed by both you and Liberty /Fox U.S. Sports, LLC (hereinafter referred to as "the Company"), will confirm the agreement between you and the Company relating to your employment by the Company, and will supersede all prior agreements between you and the Company relative to your employment with Fox Inc.

1.   (a)   The Company hereby employs you for a period of three years, commencing June 1, 1996 and ending May 31, 1999.

     (b) If you continue in the employ of the Company after the end of the above term, your employment shall be on an at will basis at the weekly salary rate paid during your last regular pay period hereunder.

2. You shall perform such duties consistent with your position set forth in paragraph 3.(a), as are assigned to you from time to time (and agree to take such trips both within and outside the United States as shall be determined to be desirable).

3.   (a)   You shall serve as Senior Vice President, Finance and Development.
     You shall report to David Hill or the person designated by David Hill.

     (b) You acknowledge that the Company reserves the right to name another senior financing executive to take over the financial reporting, cash management and financing responsibilities of the Company. If such an executive is named, reporting relationships will be discussed at that time.

     (c) If, after 18 months from the commencement of this agreement, another senior financial executive pursuant to subparagraph (b) above has not been named, you shall assume the additional title of "Chief Financial Officer" ("CFO"). If you are named CFO and/or Executive V.P. at any time during this agreement, provided that your job responsibilities do not materially change, Company shall not be obligated to change any of the other terms of this agreement.

     (d) If you are elected a member of the Board of Directors or to any other office of the

Mr. Jeff Shell
Los Angeles, CA
Page 2

     Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation.

4. You hereby accept such employment and agree to devote the time and attention necessary to fulfill the duties of your employment hereunder.

5. You shall render your services in Los Angeles, California and at such places as the Company shall designate from time to time on a temporary basis.

6. For your services hereunder, the Company will, during the term of your employment described in Paragraph 1.(a) hereof, on regular pay dates as then in effect under applicable Company policy, pay you at the rate of:

     (a) $240,000 per annum for the twelve month period commencing June 1, 1996 through May 31, 1997;

     (b) $265,000 per annum for the twelve month period commencing June 1, 1997 through May 31, 1998;

     (c) $290,000 per annum for the twelve month period commencing June 1, 1998 through May 31, 1999;

7.   (a)   You agree that during the term of your employment, you will have no interest, directly or indirectly, in any motion picture or television program producing, distributing or exhibiting business, or in any broadcasting, cable or film laboratory business or in any related business other than the Company and its affiliates, and you will perform no services for any person, firm or corporation engaged in any such business. The foregoing does not prohibit your ownership of less than one percent (1%) of the outstanding common stock of any company whose shares are publicly traded.

     (b) While an employee of the Company, or after termination, for any reason, of your employment with the Company, you will not disclose to any third party, directly or indirectly, any confidential or proprietary information pertaining to the Company, or any affiliated entity, for any purpose other than the performance of your employment for the Company. Confidential information shall include, but not be limited to, technology, marketing/financial plans and data, lists of advertisers, contacts, prices, discounts, customer/client preferences, vendors, suppliers and other information not generally known outside the Company. You shall take any and all lawful measures at the Company's sole expense to prevent the unauthorized use and disclosure of confidential information and to

Mr. Jeff Shell
Los Angeles, CA
Page 3

     prevent unauthorized persons or entities from obtaining or using this information.

8. You will not during the term of your employment and for a period of two years thereafter, directly or indirectly, induce or attempt to induce any managerial, sales or supervisory employee of the Company or its affiliates to render services to any other person, firm or corporation.

9.   (a)   You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company's obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during the term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder). You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

     (b) All memoranda, notes, records and other documents, excluding personal files and personal telephone rolodex, made or compiled by you, or made available to you during the term of this Agreement concerning the business of the Company or its affiliates shall be the Company's property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. You shall keep in confidence and shall not use for yourself or others, or divulge to others, any information concerning the business of the Company or its affiliates which is not otherwise publicly available and which is obtained by you as a result of your employment, including but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, unless disclosure is permitted by the Company or required by law.

     (c) The Company shall have the right to use your name, approved biography and approved likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

     (d) The covenants set forth above in this paragraph #9 shall survive the termination of this Agreement.

10. You shall be eligible to participate in all employee benefit plans of the Company available to other comparable executives of the Company and your eligibility to participate in such plans shall

Mr. Jeff Shell
Los Angeles, CA
Page 4

be governed by the rules applicable to comparable executives. All accrued benefits will transfer to the new position except pension.

11. The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief to prevent a breach of this Agreement by you. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

12. In consideration of the making of this Agreement, as well as of the other consideration stated herein, you expressly agree that any contract, agreement or understanding between you and the Company with respect to severance or termination pay, notice of severance or termination, or pay in lieu of notice of severance or termination previously extended to you whether by way of contract, letter, or Company termination policy, is hereby rescinded. You further agree that if you continue in the employ of the Company after the end of this Agreement, your employment shall be at-will and shall otherwise be in accordance with the provisions of such then existing Company policies as may then be in effect applicable to comparable executives of the Company.

13. All notices either party is required or desires to give to the other shall be in writing and addressed as follows:

     (a)  To Employee:   Mr. Jeff Shell
                         c/o Fox Sports Net
                         5746 Sunset Boulevard
                         Los Angeles, CA 90028

     with copy to:       Mr. Jason C. Sloane
                         Hansen, Jacobson, Teller & Hoberman
                         450 N. Roxbury Dr., 8th Flr.
                         Beverly Hills, CA 90210-4222

     (b) To the Company:  Mr. Lawrence Jacobson
                          Fox Inc.
                          10201 West Pico Boulevard
                          Los Angeles, CA 90035

or such other address as either party may from time to time designate by written notice to the other and shall be served by mail (postage prepaid) or telegraph (charges prepaid) so addressed or by personal delivery. Three days following the date of mailing or delivery of the telegraph or personal delivery, as the case may be, shall be deemed the date of service.

14. This Agreement shall be governed by the laws of the State of California applicable to contracts performed entirely therein.

15. This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

                                    Sincerely,

                                    LIBERTY / FOX U.S. SPORTS LLC dba
                                    FOX SPORTS NET

                                    By:  /s/ Lawrence Jacobson
                                        ----------------------
                                         LAWRENCE JACOBSON
                                         Executive Vice President
                                         Chief Financial Officer

                                    Date:         10/21/96
                                         -----------------


THE FOREGOING IS AGREED TO:


/s/ Jeff Shell
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Jeff Shell

10/15/96
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Date